Exhibit 99.2

Orexigen Therapeutics “NB-302 Results” Thursday, January 08, 2009 05:00PM ET Graham Cooper

OPERATOR:	Hello, this is the Chorus Call conference specialist. Welcome to the Orexigen NB-302 Results Conference Call. As a reminder, all participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. Anyone who wishes to ask a question may press “*” then “1” on a touchtone telephone. You will hear a tone to confirm that you have entered the queue. If you wish to remove yourself from the question queue, you may press “*” then “2”. Should anyone need assistance during the conference, please signal a conference specialist by pressing “*”then “0” on a touchtone phone. The conference is being recorded.

On the call today, from the Company are Eckard Weber, Chairman and Interim Chief Executive Officer; Eduardo Dunayevich, Chief Medical Officer; Graham Cooper, Chief Financial Officer; Dennis Kim, Senior Vice President of Obesity programs; Carol Baum, Vice President, Commercialization; and Heather Turner, the Company’s General Counsel. I will now turn the call over to Mr. Cooper.

GRAHAM COOPER:	Thank you, Amy. Good afternoon and thank you for joining us to discuss the results of NB-302, the first of our four Phase 3 Trials of Contrave for the treatment of obesity. This afternoon we issued a press release that provides the key elements of the trial’s results. This press release is available at our website at www.orexigen.com. You should also have slides available as part of the webcast.

We will review these results in a moment. But before we begin, however, I would like to ask Heather Turner, our General Counsel, to cover the Safe Harbor statement.

HEATHER TURNER:	Thank you, Graham. Please note that all of the information discussed on the call today is covered under the safe harbor provisions of the Private Securities Litigation Reform Act. I caution listeners that during this call the Company’s management will be making forward-looking statements. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company’s business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in today’s press release and Orexigen’s SEC filings. I also refer you to the forward-looking statements slide that is included as part of this webcast and applies to the slides presented here today. The contents of this conference call and the slides contain time-sensitive information that is accurate only as of the date of this live broadcast, January 08th, 2009. Orexigen undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances that occur after the date of this call.

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GRAHAM COOPER:	As most of you are aware, Contrave is being studied in four Phase 3 trials which we would expect will form the base of the regulatory submission to the FDA late this year. All of these trials are 56-week trials consisting of a 4-week blinded titration phase followed by one year blinded treatment. The co-primary endpoints for these trials are all identical as are many of the secondary endpoints including various cardiovascular and metabolic markers.

NB-302 is the first of the trials to be completed and features some unique designer elements that differentiate this trial from the other trials that we are undertaking. In particular, the NB-302 trial included an intensive behavior modification protocol including dietary counseling, behavioral therapy and exercise. Patients attended group sessions throughout the year and were advised to reduce their caloric intakes substantially and exercise 30 to 60 minutes per day. The purpose of this study was to evaluate the efficacy, safety and tolerability of Contrave when prescribed with a robust lifestyle modification program and thus determine whether Contrave provides additional benefits relative to those obtained with behavioral modification alone.

In summary, we are pleased to report that the trial has succeeded in meeting its co-primary endpoints which were percent change in total body weight from baseline and proportionate patients who lost at least 5% of their baseline body weight as well as many of its secondary endpoints. Contrave delivered what we believe are meaningful additional clinical benefits relative to those obtained with behavior modification alone just as importantly Contrave demonstrated what we believe was an acceptable safety and tolerability profile.

But before I steal Eduardo’s thunder, I’m going to hand the call over to him and have him walk us through the details in more detail. Eduardo.

EDUARDO DUNAYEVICH:	Well, thank you Graham. Let me begin by giving you some of the background on the trial and then I will review the results. Following that we will be happy to address any questions that you may have. I will be referring to the slides that you should have access to through our call provider.

I will begin on Slide 2; which describes the goals and objectives for this trial. As Graham indicated the primary purpose of this trial was to compare the efficacy, safety and tolerability of Contrave to placebo, both paired with an intensive background behavior modification regime. This behavior modification regime represents what might be considered optimal or near optimal therapy, and would be expected to produce a meaningful amount of weight loss in the placebo arm of the trial.

In conformance with the FDA’s draft guidance on obesity products; we looked at co-primary endpoints which consisted of weight loss after 56 weeks of treatment as well as the percentage of patients who lost at least 5% of their body weight. We also included a number of significant secondary endpoints including response rates at the more stringent 10% and 15% levels. Markers of cardiovascular and metabolic risk, food craving measures, mood and depression measures and the weight-related quality of life measure. Of course any drug must demonstrate appropriate safety and tolerability and I will discuss adverse events and measures of tolerability in a few moments.

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Slide 3; details some of the important elements of the design of the trial. We used one dosage of Contrave which consisted of 360 milligrams of bupropion sustained-release and 32 milligrams of naltrexone sustained-release daily. We’ll refer to this dosage throughout this presentation as NB-32. A total of 793 patients are randomized in this trial across nine US treatment sites. Patients were titrated on a 4-week schedule followed by 52-weeks of blinded therapy. We included subjects with BMIs between 30 and 45 or as low as 27 if they presented with cardiovascular or metabolic complications such as hypertension or dyslipidemia. These are broader patient populations that we used for our Phase 2 trials and is intended to more closely mimic the range of patients that would use the drug should it be approved.

Moving to Slide 4; the typical patient in this trial was a white female in her mid-40s. The average BMI was in the range of 36 to 37 which translated to about 100 kilos or 220 pounds at baseline. The rest of the important baseline characteristics are detailed on the slide, I would note that approximately 14% to 15% of the patients had a history of depression.

Slide 5; details the overall efficacy in terms of weight loss at 56 weeks. Among Contrave patients we saw weight loss ranging from approximately 20 pounds or 9.3% in the Intent-To-Treat group to 25 pounds or 11.5% for Completers. This compares to placebo rates ranging from 11 to 16 pounds or 5.1% to 7.3% in the Intent-To-Treat and Completer groups respectively. The differences between Contrave and placebo were highly statistically significant with the p-value below 0.001.

Slide 6; plots weight loss over time. And as you can see, Contrave patients separated early from placebo, and that separation grew over time. If Contrave group continued losing weight throughout about week 40 after which weight loss appeared to flatten out, importantly patients on Contrave did not appear to experience weight regain in the later part of the trial.

In terms of the other co-primary endpoint Slide 7 shows that approximately 66% of patients in the Contrave group lost at least 5% on Intent-To-Treat basis, which slightly over 80% of the patients who completed the trial achieving this benchmark. This compared to placebo rates of approximately 42% for the Intent-To-Treat group and 60% for Completers. Again, the difference between Contrave and placebo was highly statistically significant with the p-value below 0.01. We also looked at certain additional measures of efficacy, a secondary endpoint of these are mentioned.

On Slide 8; we show that slightly over 41% of Contrave patients lost at least 10% of their body weight on an ITT basis compared to 20% of the placebo patients. I would point out that the doubling of the 10% categorical weight loss population satisfies the efficacy requirement of the FDA guidance. That guidance states that a weight loss drug can be considered efficacious if the difference in mean weight loss between the active product and placebo treated groups is at least 5% and the difference is statistically significant or the proportion of subjects was greater than or equal to 5% baseline body weight in the active product group is at least 35% is approximately double the proportion in the placebo treated group and the difference between groups is statistically significant.

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On Slide 7; you saw the 5% weight loss patients in the placebo group already exceeded 42%. In this case we believe it is appropriate to move them to the more stringent 10% categorical weight loss group to estimate drug efficacy. As you can see in the 10% weight loss group Contrave produced the doubling of the response rate of the placebo group from 20% to 41% thus satisfying the FDA guidance efficacy hurdle even under the more stringent 10% weight loss criterion.

On Slide 9; you see that approximately 29% of Contrave patient lost at least 15% of their body weight compared to 11% for placebo patients. Contrave patients achieved this hurdle at a rate that was nearly 3 times the rate of placebo patients, again suggesting strong efficacy with significant clinical importance. In terms of other secondary endpoints patients taking Contrave showed clinically and statistically significant improvements in HDL, triglycerides, Waist circumference and hs-CRP which are markers of cardiovascular risk compared to the patients taking placebo.

Contrave patients also demonstrated statistically significant improvements in quality of life compared to placebo patients and decreases in selected food craving measures. Obesity is a serious medical condition and we believe that showing these kinds of improvements in cardiovascular and metabolic measures will be an important element of the risk benefit analysis for Contrave. Contrave was also associated with small reductions in systolic and diastolic blood pressure from baseline to endpoint and a minimal increase in pulse rate.

Well, let me shift gears now to discuss more broadly the safety and tolerability side of the equation. Slide 11 lists the more common, the most treatment-emergent adverse events in this study. As you can see most patients experienced an adverse event both on Contrave and placebo as would be expected in a trial of this type and duration. The leading adverse event on Contrave was nausea which was experienced by approximately 34% of the patients in this trial. This compares with a 48% rate of treatment-emergent nausea in the earlier Phase 2 trial; the SR formulation maybe having an impact here. Consistent with the earlier Phase 2 trial most episodes of nausea were early and mild. Other adverse events included headache, constipation, dizziness, vomiting, insomnia and diarrhea which was consistent with the Phase 2 experience and does not cause us any major concern.

Slide 12; focuses on psychiatric adverse events. We were particularly pleased to see what appears to be a fairly benign psychiatric profile for Contrave. The overall rate of psychiatric adverse events was 25% for Contrave patients as compared to 22.5% for placebo patients. The rate of treatment-emergent depression was significantly lower on Contrave than on placebo and while there were two cases of suicidality reported for patients on placebo there were none on Contrave treated patients.

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Slide 13; details the rate of discontinuation due to adverse events. The overall discontinuation rate due to adverse events was 26% for patients taking Contrave versus 13% for patients taking placebo. The most frequently observed adverse events leading to discontinuation were nausea, skin rash and anxiety. Discontinuation rate due to nausea was 4.6%, less than half the rate of observed in our Phase 2b trial that is immediate release naltrexone formulation.

There were two serious adverse events attributed by investigators as possibly related to Contrave in this trial. Both consisted of cholecystitis or gallbladder inflammation which is common in people who experience rapid or significant weight loss. In fact it has been reported in the literature that patients losing significant amounts of weight maybe up to 20%...24% greater risk of gallstones in the general population, both patients who lost over 35 pounds each were treated surgically and actually continued with blinded Contrave treatment after the surgery. In this trial there were no deaths reported and the clinical laboratory and electrocardiographic measures were benign with no clinically meaningful treatment effects observed.

Overall we are pleased with the results of this trial on a number of fronts; Contrave demonstrated significantly greater weight loss than placebo even in the context of a rigorous behavior modification regimen. We expect that this behavior modification regimen would produce a significant amount of weight loss and we were aware that this trial design could reduce the difference between in weight loss between Contrave and placebo. Even in this context we were able to show a highly statistically significant difference in favor of Contrave to a subjects in change from baseline body weight and we were able to meet the clinically efficacy requirement as outlined in the FDA guidance document even at the more stringent 10% categorical weight loss level. We were also able to positively affect markers of cardiovascular risk and perhaps most importantly Contrave treatment appear to be associated with an acceptable safety and tolerability profile.

Treatment with Contrave was not associated with increases in symptoms of depression, suicidality or worsening of mean blood pressure. The sustain release formulation maybe having an impact in terms of nausea rates compared to our earlier immediate-release naltrexone formulation and the overall safety profile of Contrave was consistent with its individual components. Based on the balance of efficacy safety and tolerability demonstrated by Contrave in this trial we believe this data will be a strongly supported element of the NDA. And with that I will move now…I will now turn the call back to over to Graham.

GRAHAM COOPER:	Thank you, Eduardo. We will open up the call to Q&A momentarily; before we do, I would like to update our financial guidance for 2009. As of the end of the fourth quarter we estimate that we had approximately $85 million in cash, cash equivalence and investment securities. We also anticipate that we will spend approximately $60 to $65 million in operating burn in 2009. Based on this and based on the fact that our burn rate should trend down significantly toward the end of the year as our trials complete; we continue to expect that our current financial resources will be able to last until mid-2010.

That completes our formal comments. Eckard, Eduardo, Dennis, Carol, Heather and I are now ready to answer your question.

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Q&A

OPERATOR:	Anyone who whishes to ask a question may press “*” then “1” on a touchtone telephone. You will hear a tone to confirm that you have entered the queue. If you wish to remove yourself from the question queue, you may press “*” and then “2”. Anyone who has a question may press “*” and then “1” at this time.

Our first question comes from Cory Davis at Natixis.

CORY DAVIS:	Thanks very much. I am in the airport so I apologize if you get interrupted by the intercom. I think there is misunderstanding in the market because this study was done in the background of weight loss or diet and exercise which you mentioned, but can you please just go over the FDA regulations for what an obesity drug needs to show? And how set in stone are those? Are those just guidelines or absolute requirements?

GRAHAM COOPER:	Sure. Why don’t we ask Dennis Kim to handle that question?

DENNIS KIM:	All right. So this is straight out of the guidance for industry developing products for weight management from the FDA dated February 20th 2007. And it states; in general product can be considered effective for weight management if after one year treatment either of the following occurs:

1) The difference in mean weight loss between the active product and placebo treated group is at least 5% and the difference is statistically significant. OR.

2) The proportion of those who lose greater than or equal to 5% of baseline body weight in the active product group is at least 35% is approximately double the proportion in the placebo treated group and the difference between the groups is statistically significant.

So this is guidance provided, it is a not a requirement per se but it is the guidance that we as in the industry largely follow.

CORY DAVIS:	Is the fact that it is 5%, do you think they are okay if you use the 10% cutoff as the proof that it doubles over placebo?

GRAHAM COOPER:	I would say a couple of things about that Cory; one is that first of all the guidance clearly wasn’t written with…to be specific toward behavior modification trials. In a study of this type you are likely to and you expect to see a high placebo response and as in fact what we saw in this trial. So in fact the placebo on an ITT basis 44% of the placebo patients in this trial lost 5% of their body weight. So, the guidance again as Dennis points out, the guidance is guidance, in this case, you know, this trial is a little difference than the standard kind of trial that has a minimal placebo intervention. We also spent some time on the phone with one of our key regulatory consultants and maybe Dennis it would be worth just commenting on what we heard there.

DENNIS KIM:	Sure. This very consultant Dr. David Orloff is the former Director of Metabolic Endocrine Division as of about 2 years ago. After talking to him it became apparent to us that is in a study like this where a design caused a highly high placebo response of about 43% outpatients achieving 5% weight loss. It is

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appropriate to go the next most stringent level of categorical response that is 10% of threshold for patients reaching that category. And in that analysis we more than double the group of proportionate patients who reached that category of 10% or more in the streaming group versus the placebo group and it is statistically significant.

OPERATOR:	Our next question comes from Adam Cutler of Canaccord Adams.

ADAM CUTLER:	Hi, thanks for taking the question. Wondering if I can just follow-up on this sort of line of analysis and to the extent that the FDA perhaps, you know, is a little bit more stringent in the way they apply these guidelines then the way it reads, you know, by the letter. I am wondering if you can just tell us what your expectation are for the three remaining studies given that this was the only study of the four that included an intensive diet and exercise component and therefore the placebo response rates or the degree of weight loss in the placebo arms in the remaining studies is likely to be a lot lower?

GRAHAM COOPER:	Well, let me take a shot at that and then I’ll ask Eduardo to comment. I guess, I would say that you can’t necessarily take too much, it’s hard to extrapolate what the outcome of this trial might mean for the other Phase 3 trials because the placebo intervention was so different; the background therapy was much different than what we have in the other Phase 3 trials. So, I would be hesitant to speculate or try to extrapolate results from this trial toward that. Obviously, we saw high placebo response; I certainly would expect that we will see lower placebo response in those other three trials. What I would say though is on a safety and tolerability front, you know, we saw what appears to be a relatively benign and clean profile and I think we take a lot of satisfaction from the overall safety and tolerability profile that we saw in this trial. And that should be, we should be able to draw some conclusions more broadly about the product from this trial, and I think probably give us incremental confidence for the other trials. Eduardo, do you have anything you might add to that

.

EDUARDO DUNAYEVICH:	Well, thank you Graham. I agree with you it’s difficult to speculate about the outcome of ongoing blinded trials. However, this trial is consistent with the results that we saw in Phase 2 in the sense that we are seeing very robust effects of Contrave on weight loss; the drug appears efficacious, reintroducing somewhat different benchmarks here because of the different study design. But given that we able to consistently replicate strong efficacy of the drug I think that this may bode well for the future studies.

ADAM CUTLER:	Okay. And then, just one other question, if I may, I am wondering, if you can review the post-talk sensitivity analysis that you refer to in the press release?

GRAHAM COOPER:	Sure. So, perhaps Eduardo, you might want to comment on that?

EDUARDO DUNAYEVICH:	Yeah, absolutely. So, Adam our pre-specified intent-to-treat analysis was accepted by FDA. And it calls for inclusion of all randomized subjects with baseline and at least one post-baseline measurement while on study drug. And by the way, I apologize for my cold. Upon review of the dataset, we noted on a number of patients with continued study drug in the first four weeks of the trial, which as you recall is the titration phase. So, these patients never get to their maintenance dose. Having said that, to account for these

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patients in efficacy analysis we decide to conduct a post-hoc sensitivity analysis using all randomized subjects with at least one post-baseline measurement, irrespective whether they are on study drug at the time of their last post-baseline measurement.

Now, I think it’s important to keep in mind that sensitivity analysis are primarily conducted to assess robustness of the results of the primarily analysis. You have a number of different ways that you can do sensitivity analysis; a completer analysis is one repeated measures is another. And indeed, study results remained highly statistically significant in the different sensitivity analysis that we have done even when we have included these subjects who by virtue of their very limited exposure to study drug did not really have the opportunity to experience significant weight reduction.

We are in the process of preparing some abstracts on scientific communications for upcoming scientific meetings later in the spring and we expect these analyses will be included in those presentation. So, we wanted you to have the benefit of seeing it now. Having said all of this, our pre-specified intent-to-treat analysis which we have vetted with the FDA prior to initiating our Phase 3 programs is a primary analysis, I mean is the basis on which we intent to analyze this on our other Phase 3 trials and it is also the primary analysis that we intend to use for our NDA submission.

ADAM CUTLER:	Okay, thank you very much.

OPERATOR:	Our next question comes from Charles Duncan from JMP Securities.

CHARLES DUNCAN:	Hi, guys. Thanks for taking the question. First of all, you had mentioned average BMI and I didn’t really catch it, I think you said 36%-37%. Can you tell me how this may have potentially impacted the results and how that potentially differs from the average BMI that you are seeing in the other Phase 3 trials that are ongoing?

GRAHAM COOPER:	Eduardo, you want to take that?

EDUARDO DUNAYEVICH:	Yes, sure. Hi, Charles. Actually, what we have found is that the baseline BMI, which indeed was 36 to 37 was perhaps a little bit higher than the baseline BMI of 35 that we had in our Phase 2 study that I don’t think it’s very meaningfully different. In any case when you look at the effect of baseline BMI on change from baseline in total body weight, it doesn’t appear to meaningfully influence on the result. In other words, patients who have higher than, say, 35 BMI and those who have a lower 35, 36 BMI appear to loose proportionally the same amount of body mass in the study.

CHARLES DUNCAN:	Okay, and that was equivalent across the arms?

EDUARDO DUNAYEVICH:	Well, you mean in terms of the placebo group versus the drug treated?

CHARLES DUNCAN:	Yeah, yes.

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EDUARDO DUNAYEVICH:	Well, actually I’m referring primarily to the drug-treated patients, but indeed the placebo-treat patients have similar results that irrespective of their baseline BMI the average percent of change from baseline to endpoint was the same, it’s just about the same.

CHARLES DUNCAN:	Okay. And then, Eduardo, could you…you’d mentioned in obesity…couple of times in a couple of patients, could you give a little bit more color on the type of surgery if it occurred in both arms or just in certain arm and then what were the outcomes with those patients?

EDUARDO DUNAYEVICH:	I think you are referring too serious adverse events that were considered possibly related to study drug.

CHARLES DUNCAN:	Yeah.

EDUARDO DUNAYEVICH:	Yes. So, just to go back to these two cases cholecystitis or the inflammation of the gall bladder it’s a condition that is common in middle aged women who was most of the patients who participate in the study. And even more so in patients who are overweight or obese. Now, when patients lose weight especially if they lose weight rapidly or they have a profound weight loss, the odds of having cholecystitis increase quite substantially, in fact there are reports in the literature that suggest that there is an increase of about 20-fold in the risks developing cholecystitis under these circumstances. So, in that sense it’s not terribly surprising that we had a couple of patients developing cholecystitis. The standard treatment for cholecystitis is removal of the gallbladder, it’s the procedure that can be done actually using endoscopy and after the surgery was completed the patients were resume blinded study drug.

CHARLES DUNCAN:	And then…

EDUARDO DUNAYEVICH:	Does that answer the question?

CHARLES DUNCAN:	Yeah. And then, my final question Eduardo, and thanks for the patience is, you know, this is pretty intensive diet and exercise, I couldn’t do it myself 30 to 60 minutes per day and pretty radical reduction in calorie intake. Can you give us some sense as to the percentage compliance across the two arms and how that compares to, you know, your previous results in Phase 2?

EDUARDO DUNAYEVICH:	You are referring to compliance with the diet and exercise regimen?

CHARLES DUNCAN:	Yeah.

EDUARDO DUNAYEVICH:	Well, that’s a very good question, Charles. This program is different from what we did in Phase 2. So, we can’t…

CHARLES DUNCAN:	Yeah.

EDUARDO DUNAYEVICH:	Really make that comparison. The data that we are providing you now is the topline data and we haven’t yet had a chance to review the level of compliance with the program. But, you are right the program was quite stringent. And just to give you an example of that; for subjects who had body weight of about 150

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to 200 pounds, their diet indicate that had to receive 1,000 kilo calories a day, for subjects who had a body weight of 350 pounds or greater was 2,000 kilocalories a day, there was the pre-substantial restriction in their energy intake.

CHARLES DUNCAN:	As well as your diet, as well as your exercise regimen, I mean that’s pretty amazing 30 to 60 per day, was there any, perhaps any difference between the two arms?

EDUARDO DUNAYEVICH:	Well, there was some variability in the amount of placebo response that we saw across different study sites suggesting that indeed there is variability in the degree that patients may have complied with this program and we believe this background variability is one of the aspects of the study design that make it a little bit harder to interpret the placebo subtracted weight loss. In another words, this is the not the optimal design for looking at placebo subtracted percentage change from baseline that is something that more standardized where you have a minimalistic diet and behavioral intervention are much better equipped at evaluating.

CHARLES DUNCAN:	Okay, well thanks for taking my questions and though requiring some interpretation looks like a pretty interesting result.

GRAHAM COOPER:	Thanks Charles.

OPERATOR:	The next question comes from Phil Nadeau at Cowen & Company.

PHIL NADEAU:	Good afternoon and thanks for taking my question. My first question is also on the guidelines and the relevance to your clinical trial program. How do the guidelines deal with multiple studies? So, are you required to have, you know, 2 or 4 positive trials 3 or 4, 4 or 4 for even if the FDA maybe were to play devil’s advocate consider this study borderline that shouldn’t affect your approval, the ability for the drug to be approved if you still have a couple other positive studies. Is that fair?

WALTER PISKORSKI:	Yeah, we view this particular study as being a positive one, in the sense that we have met the efficacy hurdle that is setup by the FDA guidance. The FDA does recommend that we have two well controlled studies that have…that meets statistical significant hurdles and meets the guidelines hurdles for efficacy and of course everything has to be balanced with safety. So, I think we have taken one big step toward getting to the goal, we have the see the results of the other three trials in the middle of the year to see how this all adds up, but we are feeling very good about our chances at this point.

PHIL NADEAU:	Okay, great. And then, my second question is actually a follow-up to one that Charles asked and that’s on compliance with Contrave doses themselves. Eduardo, do you have that data today or is that among the data that you have yet to analyze?

EDUARDO DUNAYEVICH:	Compliance was defined in the study as receiving at least 70% of the study drug and if patients were not compliant they were at risk of being discontinued from this study. And so, when you look at the results of our study and we know that almost 60% of the patients completed the trial you can make an assessment of what the level of compliant was…compliance was that the vast majority of the patients appear to have being compliant with study drug.

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PHIL NADEAU:	Okay, great. Thanks for taking my questions.

OPERATOR:	The next question comes from Zach Gleit at BDR Research.

ZACH GLEIT:	Hi, guys. One quick question about the dropout rate, you said there was a 60% overall completion rate for the Contrave arm, is that right? Can you tell me the actual number was…what that exactly was?

EDUARDO DUNAYEVICH:	Yes, the completion rate was 58% across both treatment arms. It was almost essentially the same for both placebo and active study drug.

ZACH GLEIT:	I see. And may I ask one question about the…just a follow-up on the sensitivity analysis? I am still having a little difficulty understanding the distinction between patients included and the intent-to-treat analysis and in the sensitivity analysis; it looks they are pretty similar, I can’t really…can you help me with that?

EDUARDO DUNAYEVICH:	Yeah, sure. The difference is that the pre-specified primary efficacy analysis was all the patients were randomized who had one post-baseline assessment and that post-baseline assessment was on study drug. The sensitivity analysis and actually we are showing you two sensitivity analyses; one is the completer analysis, which is an analysis that looks at the efficacy for patients who were able to give the drug a fair shake that is they were able to take it for full 12 months, that’s one type of sensitivity analysis. And we saw very robust and statistically significant results there. The other sensitivity analysis was to some extent the opposite of the completer analysis where you include in your efficacy assessment subjects who had very minimal exposure to drug, you know, perhaps just a handful of doses. Certainly they were not able to complete the titration, but you include them in the mix anyway. And to some extent this penalizes the efficacy of the drug because is it fair to assess the efficacy of the drug based on people who didn’t really take it for very long, I mean, they were not able to complete the titration, but nonetheless we did that to look at the boundaries in a way or two assess the robustness of our results. And no matter how we analyze the data we keep on getting robust and highly statistically significant findings. Does that answer your question?

ZACH GLEIT:	I guess I still don’t quite see the difference between the intent-to-treat analysis and that second sensitivity analysis you mentioned; they both seem to be patients who were randomized, received that one dose, at least one dose and had one post-baseline measurement; that seems to be the same for both intent-to-treat and that second sensitivity analysis you mentioned.

EDUARDO DUNAYEVICH:	Right. In the pre-specified analysis they had to be the study drug at the time of the post-baseline measurement. In the second intent-to-treat analysis it didn’t matter whether they were receiving drug or they came back to the site without taking any drug. The observation was still counted.

ZACH GLEIT:	So, it does say who received at least one dose of study drug?

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EDUARDO DUNAYEVICH:	That’s exactly right.

ZACH GLEIT:	Okay. Well, thank you very much.

GRAHAM COOPER:	Now, so the difference, I mean, just to clarify; the difference being everybody who was included in these analyses received at least one dose of study drug. In the pre-specified ITT analysis we include only those patients who at the time of their post-baseline visit were on drug. For the other sensitivity analysis we include people who came back for a post-baseline visit whether or not they were on drug at the time of that post-baseline visit.

ZACH GLEIT:	I understand. Thank you very much, it’s very helpful.

GRAHAM COOPER:	To account for patients who may have gone off study drug but desired to stay in the behavior modification program for example.

ZACH GLEIT:	Thanks a lot, that’s helpful.

OPERATOR:	The next question comes from Mark McInerney at Visium Asset Management.

MARK MCINERNEY:	My questions have been answered. Thank you.

OPERATOR:	Okay. As a reminder; to ask a question you may press “*” then “1”. To remove yourself from the question queue you may press “*”and then “2”.

Our next question comes from Matt Osborne at Lazard.

MATT OSBORNE:	Hi guys, thanks for taking the question. Can you remind us what the randomization scheme is for the remaining trials 301, 303 and 304?

GRAHAM COOPER:	Sure. Eduardo, do you want to handle that?

EDUARDO DUNAYEVICH:	I’d be happy to, Graham. For study NB-301 there’s a one-to-one-to-one randomization where you have equal number of subjects assigned to placebo, the NB-32 dose that we studied here and the NB-16 dose that is 360 milligrams of bupropion sustained-release and 16 milligrams of naltrexone sustained-release at daily dose. In study NB-304 which is our study evaluating efficacy and safety of Contrave in Type 2 diabetics, we have a two-to-one randomization ratio where we have for every one patient assigned to placebo we have two patients assigned to receive NB-32. In NB-303, the last of the four Phase 3 trials we have a two-to-one randomization ratio to placebo and NB-32 +++++

MATT OSBORNE:	Okay, great. So it looks like perhaps on the back of the envelope kind of numbers here, 4,500 totally enrolled, if you assume perhaps two-to-one randomization, you get to 2,200, 2,250 plus discontinuation rate around 20%, it looks like you could almost get it back to an earlier question, exclude these results if you had to and still meet that threshold of 1,500 patients out to one year, is that consistent with your opinion or…?

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GRAHAM COOPER:	I mean, numerically Matt, you know that’s probably not…I think that’s probably right. You know, we think that this will be from an efficacy standpoint very supportive part of the NDA. And, you know, based on discussions with regulatory expertise etcetera we feel very comfortable with particularly the 10% categorical analysis that we’ve really checked at box. And I think, you know, there’s been some confusion out there with regard to whether or not you need to hit either or both of those methodologies and the drug guidance is very clear about that, you need to hit one of them and we have checked that bar.

MATT OSBORNE:	Okay. And then last question on this trial as opposed to the Phase 2B, smokers were allowed to enroll is that correct?

EDUARDO DUNAYEVICH:	No, they were not.

MATT OSBORNE:	They were excluded in all of the Phase 3 trials?

EDUARDO DUNAYEVICH:	Actually, let me clarify that. In this particular study, we thought it didn’t make sense to include them because with the emphasis on lifestyle modification we thought that we might create some noise about patients who are smokers who may want to quit smoking. And as you know, people who quit smoking often times have a tendency to gain weight.

MATT OSBORNE:	Right.

EDUARDO DUNAYEVICH:	And so we didn’t think it was a good idea to include those subjects in this study. But in the other studies we have allowed smokers.

MATT OSBORNE:	Okay. And what’s your assessment, again, you mentioned, and sometimes in these trials that they…that smokers once allowed and do trials sometimes affect the results, but with bupropion as well being on board, how do you think that would impact the trial results?

EDUARDO DUNAYEVICH:	Well, that’s a good question. We have included smokers in our trials with the understanding that these patients were not necessarily planning to quit smoking, not that we would prevent them from doing that, of course, you know, to quit smoking would be a good thing. But we thought, you know, the general population who maybe receiving Contrave if it were to be approved may include smokers, and we wanted to have labeling that would allow smokers to indeed receive Contrave. So that was the rationale for including them. But we don’t think that their inclusion is going to meaningfully affect the results of those trials.

MATT OSBORNE:	Okay, great. Thank you very much.

OPERATOR:	The next question comes from Ruthanne Roussel, The Robins Group.

RUTHANNE ROUSSEL:	Good afternoon all. Thank you for hosting this call. Many of my questions have been addressed very thoroughly. I’d like to, if possible, may be too early for this, know a little more about that weight loss plateau we seem to see at week 36 or so with the weight loss plateau over time, can anyone shed any color on that? Was anything…do you see it too and was anything done to try to address that?

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GRAHAM COOPER:	Well, Ruthanne, you are referring here to Slide 6 of course.

RUTHANNE ROUSSEL:	Yes.

GRAHAM COOPER:	This, you know, the purpose and original logic behind this combination was to use bupropion to stimulate weight loss acutely, and use naltrexone to circumvent one of the body’s key compensatory mechanisms. Bupropion on its own produces a weight loss curve that causes…that extends for three to four months then flattens out and even comes back up. So, you know, we were gratified to see that this…the weight loss curve did not come back up over the course of the 56-week treatment. You are right, it does tend to flatten out after about week 40, but of course, you know, you can’t lose weight forever, and you’re going to see a flattening at some point. I think the main thing that we take away from this is it appears it, you know, there was not an uptick or a significant reversal of weight loss over the 56-week duration of the trial. I don’t know, Eduardo, if you have anything to add to that.

EDUARDO DUNAYEVICH:	No, I think, Graham, you have covered it very well. We would be concerned if people were losing weight indefinitely.

RUTHANNE ROUSSEL:	Fair enough. Fair enough. Although that’s not enough weight loss to get a 220 222 pound woman down to her goal weight, but that’s quite alright, may be she is not going to get there.

Sort of a broader question; this trial seems to me a little bit generous. Its study design makes it a little bit difficult to extrapolate from as you’ve said, it also makes it in some ways not comparable to the Phase 2B and it makes it somewhat difficult to compare to what your competitors are doing. Why did you choose to have these results the first results; why not arrange the trials in a different order so the first results we got would be a little bit easier to stack up against something or another that we already had?

GRAHAM COOPER:	I have my own opinion, but Eduardo, you can address this.

EDUARDO DUNAYEVICH:	Yes, I will…

RUTHANNE ROUSSEL:	I’m not knocking you, I’m glad that we have results, but (multiple speakers)…

GRAHAM COOPER:	It’s a fair question, Ruthanne, we’re happy to address it.

EDUARDO DUNAYEVICH:	Yeah. You know, I’m happy to take that question on. We have to randomize about 4,500 patients in our Phase 3 program to be able to provide to FDA a robust safety database that would support the potential approvability of Contrave. And so given that we had so many patients to put into our studies and that we can obtain statistically significant findings with numbers that are much lower than that we thought that we would take advantage of the opportunity to design studies that would allow us to assess a number of different important questions in addition to provide the right kind of data to eventually honor approval hopefully for Contrave.

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And a very important clinical question is for a patient who is interested in losing weight and who is willing to undergo a lifestyle modification such as increasing exercise and changing their diet and changing their behavior, does it make sense for them to receive Contrave in addition to that program. In fact these are the way that the label of these drugs read, that they have to be administered hand-in-hand with a program of diet and exercise. And so this is why we designed this study, we wanted to answer what we believe is a very clinically relevant question and I think that in that sense we are very pleased with the results. We have been successful in demonstrating that indeed it makes sense to add Contrave to such a program with double the chances of somebody reaching 10% weight loss compared to lifestyle modification alone. We have patients who have three times the likelihood of reaching a 15% level of weight loss. And so we believe that is a very important question that we needed to address.

Now, in terms of why it happens that this study comes in first. Well, we have a Phase 3 program that has four trials. At the end of the day the success of the program will depend on the results of all four trials. It just so happens that this one happened to come in first and partly because it’s a smaller trial as opposed to the other trials that have in the order of 1,500, 1,600 patients in NB-301 and NB-303. Now, hopefully that has addressed the question.

RUTHANNE ROUSSEL:	Thank you very much.

OPERATOR:	The next question comes from Cory Davis at Natixis.

CORY DAVIS:	Hey Eduardo, sorry for the background noise, but I know you are that kind of a guy that would jump up and down for this trial or bend your results, but on a scale of 1 to 5 how would you rate this study?

EDUARDO DUNAYEVICH:	How would I rate this study in what sense, Cory?

CORY DAVIS:	Just in terms of the overall success of this trial. I mean, is this an okay result or is this a great result, or is this a result that’s going to require the other three studies to be successful for the program to make it through the FDA?

EDUARDO DUNAYEVICH:	Yeah, well, Cory, we are very excited about the results of this study. You know, of course, we would always be dependent on the result of other trials to be able to make it for FDA; a single trial alone doesn’t deliver a registration. But the reason why we are very excited about this trial is that not only we have demonstrated robust efficacy, even in the background of a pre-robust behavioral intervention that could have clouded the efficacy of the drug. But also because we have demonstrated a very favorable safety and reliability profile for Contrave. When you look at the results on the safety front, you see that we have no cardiovascular events of concern.

We have a psychiatric profile that appears extremely favorable. We had lower rates of depression and placebo, we had no suicidality. The rate of adverse events was actually consistent with what I’ve seen in the past and it was lower for nausea than we saw in the past. So, we think we have a very good path moving forward and that, you know, if this study is setting the tone for what we may see later on with the remainder of the Phase 3 trials we are very optimistic in our ability to deliver on our objectives.

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CORY DAVIS:	Last question; nausea you’re feeling okay about even though what the kind of explore them before it’s still kind of high on an absolute basis; am I wrong?

EDUARDO DUNAYEVICH:	Well, most of the cases of nausea were mild. The discontinuation related to nausea was about half of what we saw in Phase 2. I mean, it was less than 5%; it was 4% and change. Nausea occurs early, so that if patients are able to navigate successfully the first four weeks, four to eight weeks of the study, they have a very good chance of being to able to stay on drug for the remainder of the trial without any major safety or tolerability issues. So yeah, I think we are feeling very good about the nausea rates overall. Of course we would like to have no nausea if that was possible, but nausea is a very common event associated with treatment with psychotropic agents such as, for example, the SSRIs, which are drugs that are very widely prescribed, and there are very successful use in the marketplace. So we don’t believe that the nausea rates that we have seen here are a cause for major concern.

OPERATOR:	Our next question comes from Cory Kasimov at JP Morgan.

CORY KASIMOV:	Hey guys, thanks for taking the questions. I apologize that this has been asked; I missed part of the call. But, can you discuss your correspondence you’ve had with the FDA regarding this trial in particular either in the past or even better, since you got the data, and if so if the agencies working at these results, any differently given the intensive behavioral modification component? And have they given you any insight into that how they compare this relative to other more other traditional obesity studies?

GRAHAM COOPER:	We…well; I’m hesitant to answer anything on FDA correspondence in any level of detail. I think, you know, as we have indicated we vetted the design and the primary ITT analysis with the FDA ahead of time as part of our…the discussion around our entire Phase 3 program, and certainly have not headed down the path of doing anything, you know, that’s contrary to what the FDA recommended. So, you know, I think it was a very thorough discussion at the time of our end of Phase 2 meeting and we ensured that everything that we were doing was in line with FDA expectations and guidance.

CORY KASIMOV:	Okay. Then in terms of adverse events, can you characterize the skin reactions or the hives that you saw, I mean, how severe were these, and what’s…would you care to speculate what the potential mechanism of action is that’s there?

GRAHAM COOPER:	Eduardo, do you want to comment on that?

EDUARDO DUNAYEVICH:	Yeah. I will be happy to. Actually the skin reactions that we have seen were generally mild and only in a minority of the cases were they associated with the drug discontinuation. We have not seen cases of severe rash such as Stevens Johnsons or other forms of, you know, very serious rash.

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CORY KASIMOV:	Okay. I just wanted to make sure that. And lastly, what scale did you use in this study to evaluate suicidality?

EDUARDO DUNAYEVICH:	We used the inventory for depressive symptoms, the self-rated version. We proposed the scale to FDA at the time that we designed our Phase 3 program. And the reason for our proposal is that this is a very comprehensive scale, it has 30 items, it covers a number of symptoms of depression and in a number of different forms, for example, you can evaluate different aspects of symptoms of depression such as insomnia or other depressive items, changes in mood and anxiety. And we believed that it was a good scale to provide us a comprehensive picture of the mood profile of the patients participating in this study. FDA was comfortable with the selection of the scale in this study. We showed that there were no significant changes actually, essentially no changes between…almost no changes between drug and placebo-treated patients on the IDS-SR

CORY KASIMOV:	Okay, great. Thank you.

OPERATOR:	Our next question comes from Ken Trbovich at RBC Capital Markets.

KEN TRBOVICH:	Thanks for taking the question. I guess I would like to focus on the adverse events as well. I noticed that there was an increase in anxiety reported, but not necessarily in the discontinuation rate, can you give us a sense as to what’s going on, because it seems like anxiety reporting was up significantly from those who actually entered the study with a prior history and yet you don’t see an increase rate in anxiety discontinuation?

GRAHAM COOPER:	Well, Ken, I mean, if you look at the numbers we had 3.5% rate of treatment emergent anxiety on placebo versus 5.1% on drug, and that difference was not statistically significant. You know, if you look at discontinuations we actually had a lower rate on drug than on placebo, so, you know, you’d be hard pressed to call that a signal I think.

KEN TRBOVICH:	Well, I’m just curious because prior history it seems like it was at that 3% rate?

GRAHAM COOPER:	So you are commenting that perhaps it appears to be lower?

KEN TRBOVICH:	Well, it just…it’s not clear to me that the symptoms I guess what I’m concerned with is whether or not the symptoms the way they’re being captured, you know, how representative of anxiety are they if the rate that’s being reported on adverse events is so different from discontinuation rate? Is it simply because the symptoms aren’t severe or is it that the severity and/or…I’m sorry that the way the anxiety is being captured is…

GRAHAM COOPER:	No, it’s not a difference in the definition of anxiety, it’s just the fact that a lot of people had some minor treatment emergent anxiety that didn’t cause them to discontinue.

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KEN TRBOVICH:	Okay. And then dissociation again, on the adverse events we see dissociation, can you characterize that versus the disturbance in attention that’s listed for dropout; is that the same?

GRAHAM COOPER:	Yeah. Eduardo?

EDUARDO DUNAYEVICH:	Well, when you look at treatment emergent adverse event you are looking at what the patient described to the investigator, and how it was characterized. And here so here they are calling the…they talk about dissociation which may encompass a number of different things such as patient feeling slightly abnormal to feeling like they’re not in touch with their feelings, or some other experience that the investigator has called dissociation. As you can see, you know, dissociation does not appear to really figure in terms of study drug discontinuation. So without having looked at this particular event in greater detail it appears that it must have been a transient event that was not associated with drug discontinuation.

KEN TRBOVICH:	Okay. And then final question and this is on the discontinuation side. Can you characterize what was going on with the blood pressure on the patients who did discontinue for that reason?

EDUARDO DUNAYEVICH:	So the question is what happened with some patients discontinuing due to increased blood pressure?

KEN TRBOVICH:	Yeah. How high were the levels that were seen that led to discontinuation?

EDUARDO DUNAYEVICH:	Well, you know, we have looked at the blood pressure data and what we’ve seen is that we really did not have a meaningful number of patients having really marked elevations in blood pressure. What you may see here is that in some patients there may have been some degree of increase in their vital signs that led the patient or the doctor to decide that perhaps they should now continue in treatment.

KEN TRBOVICH:	And was there a pre-specified threshold that would suggest that that would be required or be necessary?

EDUARDO DUNAYEVICH:	To discontinue the patients?

KEN TRBOVICH:	Yup.

EDUARDO DUNAYEVICH:	No, there wasn’t because as you know blood pressure is something that can be managed with medications and so it was left to the discretion of the investigator to make a determination whether they thought it was appropriate to discontinue the patient or whether the patient could be managed, or the patient could have selected to stop participating in this study because they had a change in their blood pressure.

KEN TRBOVICH:	Okay. Thank you. Appreciate it.

OPERATOR:	There are no more questions at this time.

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GRAHAM COOPER:	Okay. Well, with that, thank you everybody for joining. We look forward to seeing many of you at the JP Morgan Conference next week. And have a good evening.

OPERATOR:	Thank you all very much for participating in the Orexigen Therapeutics conference call. This call will be archived on the investor relations section of Orexigen’s website for 14 days. This concludes today’s event.

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